Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

United Security Bancshares and Subsidiaries

We consent to the incorporation by reference in the registration statement (No. 333-89362) dated May 30, 2002 on Form S-8 and in the registration statement (No. 333-10078) dated September 25, 2002 on Form S-8 of United Security Bancshares of our report dated February 28, 2005, relating to the consolidated statements of financial condition of United Security Bancshares and Subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, shareholders’ equity and cash flows for the three years ended December 31, 2004, which appear in the December 31, 2004 annual report on Form 10-K of United Security Bancshares.

/s/ Moss Adams LLP

Stockton, California
March 14, 2005